[TEREX LOGO]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom Gelston -  Director,  Investor  Relations  (203)
222-5943

                       TEREX REPORTS THIRD QUARTER RESULTS

o    Sales increased to $1,252 million, up 38% over the prior year
o    Net  income  of $0.62 per share
o    Backlog is $824.6 million, up 100% as compared with third quarter 2003
o    Commences review to resolve imbalance in intercompany transactions

     WESTPORT, CT, October 27, 2004 -- Terex Corporation (NYSE: TEX) today announced net income for the third quarter of 2004 of $31.4 million, or $0.62 per share, compared to net income of $14.9 million, or $0.30 per share, for the third quarter of 2003. Excluding the impact of special items in both periods, net income for the quarter was $33.0 million, or $0.65 per share, compared to $16.5 million, or $0.33 per share, for the third quarter of 2003. Special items will be explained in more detail later in this release and a reconciliation to generally accepted accounting principles (GAAP) by business segment is also attached. The effective tax rate for the third quarter of 2004 was 16.0%.

     Net sales increased to $1,251.8 million in the third quarter of 2004, an increase of 38% from $906.3 million in the third quarter of 2003. Cash flow from operations was a use of $9.4 million and net debt (consisting of long-term debt, including the current portion of long-term debt, less cash and cash equivalents) increased by $15.7 million during the third quarter of 2004.

     For the nine months ended September 30, 2004, net sales increased to $3,632.0 million, an increase of 26% from $2,882.8 million for the nine months ended September 30, 2003. Net income for the first nine months of 2004 was $107.5 million, or $2.12 per share, compared to a net loss of $24.9 million, or $0.52 per share, for the first nine months of 2003. Net income, excluding special items, was $102.3 million, or $2.02 per share, for the first nine months of 2004, compared to net income, excluding special items, of $56.8 million, or $1.20 per share, for the first nine months of 2003. Cash flow from operations was $60.5 million and net debt decreased by $70.1 million in the nine months ended September 30, 2004.

     "Our team delivered a quarter of solid results, continuing the upward momentum we see in our business," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "Many of our businesses are experiencing a sharp increase in demand, and we continue to tackle the challenges that arise in meeting this strong demand acceleration. That being said, we still have a sizable percentage of our businesses that have not yet actively participated in the economic recovery, as they are typically later-cycle businesses." Mr. DeFeo continued, "Our roadbuilding, heavy construction, utility and North American cranes businesses, which account for approximately 35% of our revenues year to date, but very little of our profits, are poised to meaningfully contribute in 2005 and beyond."

     "But as I have previously stated, these times are not without their challenges," added Mr. DeFeo. "Supplier issues, particularly steel, continue to have an impact on our business. We estimate that steel cost increases alone negatively affected our operating results by roughly $31 million in the third quarter. That equates to a margin impact of 2.5% overall. We are behind the curve in certain businesses from a pricing perspective, but we have aggressive plans to catch up. We are expecting to see the impact of some already announced increases in the near term, and between increased prices and better purchasing, we expect 2005 will be a more normal year where volume leverage can be turned into margin improvements."

     "This continues to be a year of progress for Terex," continued Mr. DeFeo, "as we stay focused on the Terex Improvement Process or TIP. We recently completed a corporate-wide review of our Human Resource needs and have determined several improvement steps that will be announced in the coming months. We have reduced our relative asset base, but still feel our inventory is too high. We have positioned Terex for much better collaboration across each business, but we are still in the early stages of this activity. While we still have a lot more work ahead of us, we remain dedicated to deliver on our goals for 2004, 2005 and 2006."

     As part of the continual review process of its accounts (in accordance with its financial and internal controls) during the preparation of its interim financial reports for the third quarter of 2004, Terex focused on resolving an imbalance in certain intercompany accounts. Upon a more detailed examination of intercompany transactions in an effort to reconcile the account balances, Terex has identified several entries to the accounts giving rise to the imbalance that require reclassification. Since several of the entries in question occurred as far back as the mid-1990s, the process of verifying the transactions in question is still ongoing. While Terex has not concluded its examination, at this stage Terex believes the potential for adjustments to its financial statements primarily relates to periods in 2002 and earlier. A more detailed discussion of this matter is set forth later in this press release under the heading "Prior Period Accounts Review."

     In this press release Terex refers to various non-GAAP financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the third quarters and first nine months of 2004 and 2003 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

A financial summary is shown below:


                                                        Three months ended September 30,
                           -------------------------------------------------------------------------------------------
                                            2004                                             2003
                           ----------------------------------------       --------------------------------------------
                                                    (in millions, except per share amounts)


                                               Special     Excluding                         Special      Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         -----------------------------------------
     Net sales................ $   1,251.8  $   ---      $   1,251.8          $    906.3    $   ---     $    906.3
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     172.9  $     0.9    $     173.8          $    133.5    $     1.3   $    134.8
     SG&A.....................      (113.6)     ---           (113.6)              (89.1)       ---          (89.1)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income (loss) from
       operations ............        59.3        0.9           60.2                44.4          1.3         45.7
     Other income (expense)...       (21.9)       1.0          (20.9)              (23.6)         0.8        (22.8)
     Benefit from/(provision
       for) income taxes......        (6.0)      (0.3)          (6.3)               (5.9)        (0.5)        (6.4)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income (loss)........ $      31.4  $     1.6    $      33.0          $     14.9    $     1.6   $     16.5
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       0.62              $       0.65         $      0.30               $      0.33
     EBITDA (1)............... $      72.9  $     0.9    $      73.8          $     59.9    $     1.3   $     61.2
     Backlog ................. $     824.6               $     824.6          $    412.6                $    412.6

     Average diluted shares
         Outstanding..........        50.9                      50.9                49.7                      49.7


(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to previously announced restructuring initiatives ($0.3 million), the accelerated amortization arising from the early retirement of debt ($0.8 million), costs associated with the restructuring of the compact equipment parts business ($0.4 million) and businesses held for sale or to be closed ($1.6 million), offset by a gain on the sale of a facility ($1.5 million).
(3) Special items, net of tax, relate to previously announced restructuring initiatives ($0.7 million) and businesses held for sale or to be closed ($1.3 million), partially offset by income related to the Company's deferred compensation plan ($0.4 million).


                                                        Nine months ended September 30,
                           -------------------------------------------------------------------------------------------
                                            2004                                             2003
                           ----------------------------------------       --------------------------------------------
                                                    (in millions, except per share amounts)


                                               Special     Excluding                         Special      Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         -----------------------------------------
     Net sales................ $   3,632.0  $   ---      $   3,632.0          $  2,882.8    $   ---     $  2,882.8
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     528.2  $    10.8    $     539.0          $    379.9    $    45.0   $    424.9
     SG&A.....................      (344.8)       1.6         (343.2)             (279.2)        (7.9)      (271.3)
     Goodwill impairment......       ---        ---            ---                 (51.3)        51.3        ---
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income from operations ..       183.4       12.4          195.8                49.4        104.2        153.6
     Other income (expense)...       (48.0)     (18.9)         (66.9)              (76.9)         2.2        (74.7)
     Benefit from/(provision
       for) income taxes......       (27.9)       1.3          (26.6)                2.6        (24.7)       (22.1)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income (loss)........ $     107.5  $    (5.2)   $     102.3          $    (24.9)   $    81.7   $     56.8
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       2.12              $       2.02         $     (0.52)              $      1.20
     EBITDA (1)............... $     231.4  $     8.7    $     240.1          $     95.5    $    88.4   $    183.9
     Backlog ................. $     824.6               $     824.6          $    412.6                $    412.6

     Average diluted shares
         Outstanding..........        50.7                      50.7                47.5                      47.5

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to the gain on the sale of facilities ($14.9 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($6.5 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.4 million), the loss on the sale of discontinued business activities ($3.8 million), the write-down of investments ($0.8 million), and the accelerated amortization arising from the early retirement of debt ($2.0 million).
(3) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($9.0 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million), write-down of certain assets within the EarthKing business ($1.7 million), Genie and Demag inventory fair value accounting treatment ($2.1 million), charges related to the Company's deferred compensation plan ($2.6 million), and businesses held for sale or to be closed ($1.3 million), offset partially by a favorable ruling on a legal claim ($1.7 million).

Segment Performance

     Effective for the third quarter of 2004, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies.

     The Materials Processing Group, formerly part of the Roadbuilding, Utility Products and Other Segment, is now consolidated with the Terex Mining Group under the Terex Materials Processing & Mining Segment. The Terex Light Construction and Load King businesses, formerly part of the Roadbuilding, Utility Products and Other Segment, are now part of the Aerial Work Platforms Segment.

     The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation. Comparative segment performance data also excludes special items. See Table I included later in this press release for the reconciliation to the reported GAAP numbers.

Terex Construction

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------  -----------------------------------------
                                                               (dollars in millions)
                                      2004                   2003                2004                  2003
                              --------------------  ---------------------  -------------------- --------------------
                                            % of                  % of                 % of                  % of
                                            sales                 sales                sales                 Sales
                                          --------              ---------             --------             ---------
Net sales..................... $   418.5             $   307.2             $1,283.2              $ 1,008.1
                              ============          ============           ==========           ===========
Gross profit ................. $    56.5    13.5%    $    39.7    12.9%       179.9     14.0%        136.8    13.6%
SG&A .........................      35.8     8.6%         24.6     8.0%       111.5      8.7%         86.3     8.6%
                              ------------          ------------           ----------           -----------
Operating profit.............. $    20.7     4.9%    $    15.1     4.9%        68.4      5.3%        $50.5     5.0%
                              ============          ============           ==========           ===========
Backlog.......................     162.8             $    89.4                162.8                  $89.4


     Net sales in the Terex Construction group for the third quarter of 2004 increased $111.3 million to $418.5 million from $307.2 million in the third quarter of 2003. The increase in sales was driven primarily by stronger end market demand and benefits from foreign exchange movements among the Euro, British Pound and U.S. dollar. Excluding the translation impact of foreign exchange movements, sales for Terex Construction increased 28.1% over the prior year period. SG&A expenses for the third quarter of 2004 were $35.8 million, or 8.6% of sales, compared to $24.6 million, or 8.0% of sales, for the third quarter of 2003, reflecting costs associated with investments made in sales and marketing activities, as well as some unfavorable effects from foreign currency translation. Income from operations for the quarter was $20.7 million, or 4.9% of sales, compared to $15.1 million, or 4.9% of sales, for the third quarter of 2003.

     "Our various product lines, and especially the compact equipment lines, continue to show impressive growth," commented Colin Robertson, President-Terex Construction. "Our compact equipment business grew by almost 50% when compared to 2003, directly benefiting from the early stages of the recovery, as well as better cross marketing of the product line to key customers. Additionally, the mobile crushing and screening businesses continued their steady year over year improvement, consistently showing both double digit revenue growth and operating margins."

     "All of our businesses, however, continue to face competitive end markets and margin pressure from both steel costs and foreign exchange movements, mainly the British Pound and Euro, as much of the equipment sold into North America is manufactured in the United Kingdom and Germany," Mr. Robertson added. "Cost savings and supplier rationalization opportunities exist, and we are aggressively pursuing those opportunities to ensure that many of them are in place for the 2005 fiscal year." Mr. Robertson continued, "In the near term, we will continue to realign our prices to ensure that supply pressures we, and the industry in general, are experiencing are addressed."

Terex Cranes

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              --------------------- ---------------------  --------------------  --------------------
                                            % of                  % of                  % of                  % of
                                            sales                 sales                 Sales                 sales
                                          ---------             ---------             ---------             ---------
Net sales..................... $   269.3             $   234.1             $  755.4              $   745.0
                              ============          ============           ===========           ===========
Gross profit ................. $    29.0    10.8%    $    26.8    11.4%        93.0     12.3%        $85.1    11.4%
SG&A .........................      24.7     9.2%         19.9     8.5%        70.0      9.3%         60.1     8.1%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     4.3     1.6%    $     6.9     2.9%        23.0      3.0%        $25.0     3.4%
                              ============          ============           ===========           ===========
Backlog.......................     243.8             $   125.6                243.8                  125.6


     Net sales in the Terex Cranes group for the third quarter of 2004 increased $35.2 million to $269.3 million from $234.1 million in the third quarter of 2003. Excluding the impact of foreign exchange movements, net sales for the quarter increased 9.4%, reflecting a better tower crane and boom truck market, as well as some benefit from price increases introduced earlier in the year in reaction to increasing cost pressures. SG&A expenses increased to $24.7 million, or 9.2% of sales, in the third quarter of 2004 compared to $19.9 million, or 8.5% of sales, for the third quarter of 2003, mainly due to foreign currency translation, as well as investment in new product engineering and administrative costs. Income from operations for the quarter was $4.3 million, or 1.6% of sales, compared to $6.9 million, or 2.9% of sales, in the third quarter of 2003, as margins continue to be under pressure from competitive pricing on certain products, as well as steel and component cost increased.

     "The Terex Cranes group continues to operate in a challenging global market," commented Steve Filipov, President - Terex Cranes. "While our tower crane business has demonstrated significant year over year growth in revenue and profit, our North American crane business remains difficult. We have seen demand in certain crane products begin to return, and are generally optimistic about the longer term prospects of the crane business."

     Mr. Filipov added, "However, our near term challenge is to work through supplier issues, most notably with respect to steel and tires. In order to offset the pressure from vendor pricing, we will be initiating a 4% to 6% price increase (depending on make and model) effective November 1 for all product lines worldwide in order to offset these costs. In addition, we will be adding a surcharge for certain components such as unusual counterweights, where we have seen a 50% or more increase in prices from our vendors. We will continue to focus on cost containment and are positioning our franchise to be a major participant in the future crane market recovery."

Terex Aerial Work Platforms

                                             Third Quarter                                Year-to-Date
                              --------------------------------------------  -----------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              --------------------  ----------------------  -------------------  --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 Sales                 sales
                                          --------            ----------             ----------             ---------
Net sales..................... $   235.8             $   150.7              $ 677.9              $   493.4
                              ============          ============            =========            ===========
Gross profit ................. $    41.7    17.7%    $    33.8    22.4%       133.9     19.8%        105.1    21.3%
SG&A .........................      16.4     7.0%         16.2    10.7%        52.5      7.7%         47.3     9.6%
                              ------------          ------------            ---------            -----------
Operating profit.............. $    25.3    10.7%    $    17.6    11.7%        81.4     12.0%        $57.8    11.7%
                              ============          ============            =========            ===========
Backlog.......................     118.5             $    20.2                118.5                  $20.2

     Net sales in the Terex Aerial Work Platforms group for the third quarter of 2004 increased $85.1 million to $235.8 million from $150.7 million in the third quarter of 2003, driven by a growth in sales to rental customers, who continue to see their own business fundamentals improve. SG&A expenses increased to $16.4 million, or 7.0% of sales, in the third quarter of 2004 compared to $16.2 million, or 10.7% of sales, for the third quarter of 2003. Income from operations for the quarter was $25.3 million, or 10.7% of sales, compared to $17.6 million, or 11.7% of sales, in the third quarter of 2003.

     "We continue to see strong demand for our products across the board," said Bob Wilkerson, Terex Executive Vice President and President - Terex Aerial Work Platforms. "Our sales were up meaningfully compared to the third quarter of 2003. Again, we experienced cost pressures from many of our suppliers, particularly steel, which negatively impact our gross margin. We also continue to experience strong top-line growth in the material handler product, demonstrating some early success of the realignment that had the Genie management team taking responsibility for this product line. This success has us excited about the prospect of assuming management responsibility for the Light Construction and Load King businesses. These most recent business additions primarily sell to the same end customer we already deal with for aerial work platforms, which creates the opportunity for us to significantly increase customer penetration with these products."

     Mr. Wilkerson added, "We continue to look forward with optimism, and we expect our favorable performance trend to continue, especially given the continued strengthening of order backlog. Many of our customers have reported meaningful rental rate and utilization rate increases, both key drivers of our demand and a very positive backdrop for our optimistic outlook. We have honored our pricing agreements with our customers for 2004, prices that were negotiated in good faith back in the fall of 2003. We are again discussing pricing with our customers, and have announced our intention to initiate price increases of 6% for all products in our portfolio shipped on or after January 1, 2005. The industry as a whole is dealing with margin pressure as a result of the sharp increase in steel pricing, and we expect our relative pricing position to remain about the same."

Terex Materials Processing & Mining

                                             Third Quarter                                Year-to-Date
                              ------------------------------------------   -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              --------------------  --------------------   --------------------  ---------------------
                                            % of                  % of                  % of                  % of
                                            sales                 sales                 sales                 sales
                                          --------              --------             ----------             ----------
Net sales..................... $   160.4             $    93.8             $  389.7              $   298.8
                              ============          ============           ==========            ===========
Gross profit ................. $    23.1    14.4%    $    17.6    18.8%        61.8     15.9%        $64.0    21.4%
SG&A .........................      14.1     8.8%         13.2    14.1%        40.3     10.3%         32.3    10.8%
                              ------------          ------------           ----------            -----------
Operating profit.............. $     9.0     5.6%    $     4.4     4.7%        21.5      5.5%        $31.7    10.6%
                              ============          ============           ==========            ===========
Backlog.......................     124.6             $    56.5                124.6                  $56.5

     Net sales for the Terex Materials Processing & Mining group for the third quarter of 2004 increased $66.6 million to $160.4 million from $93.8 million for the third quarter of 2003, reflecting an increase in surface mining customer activity. SG&A expenses for the third quarter of 2004 were $14.1 million, or 8.8% of sales, compared to $13.2 million, or 14.1% of sales, in the third quarter of 2003. Income from operations increased to $9.0 million, or 5.6% of sales, in the third quarter of 2004 from $4.4 million, or 4.7% of sales, in the third quarter of 2003.

     "The Terex Materials Processing & Mining group had a solid quarter," commented Rick Nichols, President - Terex Materials Processing & Mining. "The Terex O&K shovel business continues its impressive growth, benefiting from both the end-market recovery and the recently signed agreement with Caterpillar providing us access to their dealership network. With regard to the Materials Processing business, we continue to see strong demand for the tracked crusher and stationary vibratory screener product lines."

     Mr. Nichols continued, "Similar to last quarter, we continue to emphasize and concentrate on ensuring that the growth in our business is profitable growth. Steel pricing has negatively impacted our margins and the benefits of volume in our factories. On the other hand, we recently purchased the factory in Mexico that has been producing our mining trucks on an outsourced basis, and we expect real cost benefits from this addition, not only in our Mining business, but longer term this facility can and will be used as a low cost fabrication source for several other Terex operations. We remain focused and on track with our previously stated objective of operating margins in excess of 10% in 2006."

Terex Roadbuilding, Utility Products and Other


                                             Third Quarter                                Year-to-Date
                              -------------------------------------------  ------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              --------------------  ---------------------  --------------------  --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 Sales                 sales
                                          --------             ----------             ---------             ---------
Net sales..................... $   190.4             $   120.5             $  579.5              $   370.2
                              ============          ============           ===========           ===========
Gross profit ................. $    23.6    12.4%    $    16.9    14.0%        70.6     12.2%        $34.1     9.2%
SG&A .........................      20.6    10.8%         13.7    11.4%        61.5     10.6%         42.9    11.6%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     3.0     1.6%    $     3.2     2.7%        $9.1      1.6%        $(8.8)   (2.4)%
                              ============          ============           ===========           ===========
Backlog.......................     188.4             $   124.9                188.4                  124.9


     Net sales for the Terex Roadbuilding, Utility Products and Other group for the third quarter of 2004 increased $69.9 million to $190.4 million from $120.5 million for the third quarter of 2003, driven substantially by the acquisition of Tatra and the American Truck Company ("ATC") and growth in the concrete mixing truck business. Excluding Tatra and ATC, net sales increased 31% over the prior year period. SG&A expenses for the third quarter of 2004 were $20.6 million, or 10.8% of sales, compared to $13.7 million, or 11.4% of sales, in the third quarter of 2003. The increase in SG&A expenses largely reflects the inclusion of Tatra and ATC and an increase in commissions due to higher sales volume. Income from operations decreased to $3.0 million, or 1.6% of sales, in the third quarter of 2004, from $3.2 million, or 2.7% of sales, in the third quarter of 2003.

     "The Roadbuilding, Utility Products and Other group continues to struggle, a direct result of a lack of end-market demand for these product categories and some internal issues that are being addressed," commented Chris Ragot, President of Terex Roadbuilding and Utilities. "We have been able to increase our revenues slightly, but the additional contribution margin was more than offset with supplier pricing issues. The Utility business remains particularly price and cost sensitive today. We continue to review our organizational structure, and recently completed a restructuring of our Utility Products and Roadbuilding groups, which will allow us to streamline the organization and improve performance."

     Mr. Ragot continued, "Our expectations for the Roadbuilding business for 2005 remains somewhat muted, as the industry awaits the passage of the six-year funding bill that we anticipate will be approved during the spring of 2005. Utility Products are reflecting the impact of weak end demand, as utility companies have continued to restrict capital spending in the face of higher fuel costs as they relate to energy generation and increased line maintenance costs. One bright spot was Terex Advance Mixer, which was able to achieve over 30% revenue growth with profitable results. Consistent with our views heading into this year, however, we fully expect that all these businesses will benefit from an external market recovery and internal TIP initiatives, such as the implementation of lean manufacturing concepts and component purchasing initiatives, which should be reflected in 2005 operating results."

Special Items

     Included in special items for the third quarter of 2004 were: (1) costs associated with the closure of previously announced restructuring activities ($0.4 million); (2) costs associated with the restructuring of the compact equipment parts business ($0.5 million); (3) write-down of certain assets associated with a discontinued parts business ($1.7 million); (4) accelerated amortization arising from the early retirement of debt ($1.0 million); and (5) gain on the sale of facilities ($1.7 million).

     For the third quarter of 2003, special items were: (1) costs associated with previously announced restructuring initiatives ($1.0 million); (2) costs associated with businesses held for sale or to be closed ($1.6 million); and (3) a gain related to the Company's deferred compensation plan ($0.5 million).

Capital Structure

     "Cash flow from operations for the third quarter of 2004 was a use of $9.4 million, bringing the cumulative cash generation for the first nine months of 2004 to $60.5 million," commented Phil Widman, Senior Vice President and Chief Financial Officer. "In the quarter, we used $81.4 million in cash from increased working capital (defined as the sum of accounts receivable plus inventory less accounts payable), bringing the total increase for the first nine months of 2004 to $111.5 million. As we previously indicated, our challenge this year was to deliver increased volume with the same or reduced levels of working capital as compared to our 2003 results. The results of this effort can be seen in our working capital as a percent of trailing three month annualized sales, which decreased to a level of 21% at the end of the third quarter of 2004 compared to 28% at the end of the third quarter of 2003."

     Net debt (defined as total debt less cash) at the end of the third quarter of 2004 increased $16 million to $824 million from $808 million at the end of the second quarter of 2004, which still reflects a decrease of $70 million from the net debt balance at the end of 2003. Mr. Widman added, "In July 2004, we repaid $50 million of bank debt, which, in addition to other general debt reduction activities in the quarter, resulting in a total quarterly paydown of $46 million, bringing the total gross debt reduction year to date to $144 million, well on the way toward our goal of $200 million for the year."

Taxes

     Commenting on the effective tax rate, Mr. Widman stated, "Terex's effective tax rate is influenced by various factors including, but not limited to, the mix of income between jurisdictions, changes in tax asset valuation allowances, and the resolution of tax audits." Mr. Widman continued, "The effective tax rate for the quarter was 16.0%, as compared to 28.3% for the third quarter of 2003. The effective tax rate for the third quarter is lower than the anticipated annual effective tax rate due to the successful resolution of a tax audit covering multiple reporting periods and release of valuation allowances based on the profitability of our businesses in certain jurisdictions. The financial impact of the tax audit resolution is recognized in the third quarter, resulting in a quarterly effective tax rate that is lower than the anticipated annual tax rate, and the valuation allowance is considered in the full year effective tax rate calculation. We expect the full year 2004 effective tax rate to be approximately 25%. It is important for us to re-emphasize, however, that as our profitability continues to grow, the effective tax rate, excluding the impact of discrete items, will move closer to the statutory rate."

TIP Update

     This year, Terex launched a series of initiatives known as the Terex Improvement Process, or TIP, intended to transform the Company over the next several years. "This is a change process that will improve our operational execution and help Terex become more customer-focused," Mr. DeFeo stated. "Improvements at all of our locations are being made each and every day, and we feel it is important to continue to discuss our opportunities and successes as we move towards our future vision of Terex."

     "We continue to improve in areas that affect the way we face the customer. This will be our primary theme in 2005 as we plan to make `Customer Drive in 2005' our major focus. This will require further improvements in product and parts support, plus improving our sales execution and building a more cohesive market based business strategy that combines the superb product lines that are now in the Terex family."

     Mr. DeFeo continued, "Although it is difficult to quantify all of the benefits of TIP, there are certain areas that lend themselves to measurement. For example, in the third quarter we reduced our idle and underutilized assets, mainly used, rental and demo equipment, by $76 million, which includes approximately $22 million acquisition costs associated with operating lease commitments, bringing our year to date total for asset reduction activities to approximately $129 million. Our vision remains to have Terex grow to over $6 billion of revenue in 2006 with a 10% operating margin, working capital levels of 15% of revenue and a 20% or greater return on invested capital (defined as operating profit excluding special items divided by the sum of average book equity and average net debt), thus providing superior returns to our owners. We will continue to update our stakeholders on this journey, and remain fully committed to the goal of making Terex a world class, franchise player with great returns to owners, customers and employees."

Outlook

     "Looking forward, we remain optimistic about our earnings outlook. For 2004 we are forecasting the full year earnings per share ("EPS") to be in the range of $2.40 to $2.50, as compared to our prior guidance of $2.25 to $2.45, both before special items," stated Mr. DeFeo. "Revenues will be better than we expected, costs higher and taxes lower. As we reflect on the full year, earnings per share should be 66% to 74% above 2003 EPS, excluding special items. We continue to believe that there are significantly better days ahead for Terex, and our focus will be on doing those things necessary to drive results and deliver shareholder value."

     "We see no change to our momentum going into the fourth quarter and 2005," continued Mr. DeFeo. "We feel that there are specific issues affecting 2004 results that will be addressed and minimized going forward. The impact of steel and other components certainly took away some of the upside from our near term results. We continue to see steel prices at historically high levels, and have factored this into our outlook for the balance of 2004 and beyond."

     "We continue to see order activity building, with backlog indicating that 2004 and 2005 performance will remain strong. We are currently in the middle of 2005 budget reviews, and as such we can not give specific guidance at this time, but we expect the next year will be substantially better in regard to revenues, margins and cash flow when compared to 2004."

Prior Period Accounts Review

     As part of the continual review process of its accounts (in accordance with its financial and internal controls) during the preparation of its interim financial reports for the third quarter of 2004, Terex focused on resolving an imbalance in certain intercompany accounts. To reconcile the accounts, Terex commenced a more detailed examination of intercompany entries that may have given rise to the imbalance and has identified several entries that may require reclassification. Due to the fact that several of these entries occurred as long as 10 years ago, the process of verifying the entries in question is still ongoing.

     While the examination is continuing, at this stage Terex believes that the potential for adjustments to its financial statements primarily relates to periods in 2002 and earlier. As of Septembre 30, 2004, the net imbalance in the subject accounts was approximately $11 million. Certain of the significant items identified to date that have contributed to the imbalance and the expected financial statement impact of these items are summarized below. The ultimate resolution of the items comprising the net imbalance of $11 million could have impacts greater or lesser than $11 million on individual line items of any impacted financial statements.

     o Intercompany notes associated with the Schaeff business were incorrectly recorded and consequently caused the value of the goodwill of the Schaeff companies to be overstated by approximately $23.5 million. The Company believes that the adjustment of this item will impact the balance sheet by decreasing the Company's goodwill and equity as of December 31, 2002 by that amount.

     o An amount in the range of $12 million to $18 million that contributed to the account imbalance the Company believes to be due to currency translation and should have no impact on the financial statements of the Company.

     o Adjustments to certain balance sheet items, mainly working capital and warranty, related to the O&K Mining business will affect periods from 1998 (acquisition) to 2002. At this time, the Company has not determined the net impact of the foregoing items on the financial statements for such period.

     o Other items indicating deficiency in the reconciliation of working capital and certain other accounts, which contributed to the intercompany imbalance, indicate adjustments that may reduce pretax income primarily in the years from 2000 through 2002 in the range of approximately $10 million cumulatively.

     As noted above, until examination by Terex is concluded, the amounts and the related period for any adjustments cannot be finally determined. In addition, until the review is completed, there can be no assurance that additional adjustments will not be identified. Any final adjustments to Terex's financial statements as a result of the examination of the accounts in question are subject to the completion of audit and review procedures by Terex's independent auditors, PricewaterhouseCoopers LLP.

     Terex is continually reviewing its financial and internal processes to assure the accuracy of its financial reports. In the latter part of 2003, an improved financial reporting system was put in place, allowing for a more detailed and thorough review of accounts on a timely basis through analytical report writing functions as well as automated back office functions. Additionally, internal controls are being modified to require, among other things, monthly activity balancing and the requirement that any reconciling item that is not resolved within a specified period of time be expensed to the income statement, which is intended to deter this type of situation from occurring in the future.

Safe Harbor Statement

     The above contains forward-looking statements based on Terex's current expectations and projections about future events. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others: Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; until the review by the Company is concluded, no assurance can be given that the financial statement adjustments, impacts and periods described in this press release are final or that there may not be additional adjustments to the financial statements identified; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2003 net sales of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                                       ###

                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in millions, except per share data)
                                   (unaudited)


                                                                     For the Three Months            For the Nine Months
                                                                      Ended September 30,             Ended September 30,
                                                               -------------------------------    --------------------------
                                                                     2004             2003           2004            2003
                                                               -----------------  ------------    ------------  ------------
Net sales......................................................$   1,251.8        $  906.3        $  3,632.0    $  2,882.8
Cost of goods sold.............................................    1,078.9           772.8           3,103.8       2,502.9
                                                               -----------------  ------------    ------------  ------------

     Gross profit..............................................      172.9           133.5             528.2         379.9
Selling, general and administrative expenses...................     (113.6)          (89.1)           (344.8)       (279.2)
Goodwill impairment............................................      ---             ---               ---           (51.3)
                                                               -----------------  ------------    ------------  ------------

     Income (loss) from operations.............................       59.3            44.4             183.4          49.4

Other income (expense):
     Interest income...........................................        1.8             1.6               4.2           5.4
     Interest expense..........................................      (23.2)          (23.3)            (69.1)        (75.8)
     Other income (expense) - net..............................       (0.5)           (1.9)             16.9          (6.5)
                                                               -----------------  ------------    ------------  ------------

Income (loss) before income taxes..............................       37.4            20.8             135.4         (27.5)
Benefit from (provision for) income taxes......................       (6.0)           (5.9)            (27.9)          2.6
                                                               -----------------  ------------    ------------  ------------
Net income (loss)..............................................$      31.1        $   14.9        $    107.5    $    (24.9)
                                                               =================  ============    ============  ============

Per common share:
    Basic......................................................$       0.64       $    0.31       $      2.18    $     0.52
                                                               =================  ============    ============  ============
    Diluted....................................................$       0.62       $    0.30       $      2.12    $     0.52
                                                               =================  ============    ============  ============

Weighted average number of common and common equivalent shares outstanding in per share calculation:
        Basic..................................................       49.4            47.8              49.2          47.5
        Diluted................................................       50.9            49.7              50.7          47.5


                       TEREX CORPORATION AND SUBSIDIARIES
          SELECTED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2004*
                         (in millions, except par value)
                                   (unaudited)

CURRENT ASSETS
   Cash and cash equivalents.........................................................$      393.2
   Trade receivables.................................................................       669.9
   Inventories.......................................................................     1,141.9
   Other current assets..............................................................       193.7
                                                                                     -----------------
                      Total Current Assets...........................................     2,398.7

LONG-TERM ASSETS
   Property, plant and equipment.....................................................       353.1
   Goodwill .........................................................................   Not Provided*
   Other assets......................................................................       518.8


CURRENT LIABILITIES
   Notes payable and current portion of long-term debt...............................$       74.1
   Trade accounts payable............................................................       759.4
   Accrued compensation and benefits.................................................       108.1
   Accrued warranties and product liability..........................................        85.9
   Other current liabilities.........................................................       319.6
                                                                                     -----------------
                     Total Current Liabilities.......................................     1,347.1

NON CURRENT LIABILITIES
   Long-term debt, less current portion..............................................     1,143.1
   Other.............................................................................       422.4

COMMITMENTS AND CONTINGENCIES


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................... $  Not.Provided*
                                                                                     =================

* Pending completion of the ongoing review of intercompany transactions described earlier in the body of this press release, Terex is only providing selected consolidated balance sheet information as of September 30, 2004.


                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                                For the Nine Months Ended
                                                                                                       September 30,
                                                                                            -------------------------------
                                                                                                  2004           2003
                                                                                            --------------- ---------------
OPERATING ACTIVITIES
   Net income (loss)......................................................................  $    107.5      $    (24.9)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................        40.1            40.6
     Amortization.........................................................................        11.6             9.5
     Impairment charges and asset write downs.............................................       ---              72.5
     Loss on retirement of debt...........................................................         2.4             1.4
     Gain on sale of fixed assets.........................................................       (20.5)           (2.4)
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................      (128.7)           50.9
       Inventories........................................................................      (131.9)          112.1
       Trade accounts payable.............................................................       149.1             3.7
       Other, net.........................................................................        30.9           (47.9)
                                                                                            --------------- ---------------
          Net cash provided by operating activities.......................................        60.5           215.5
                                                                                            --------------- ---------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................        (6.1)           (8.7)
   Capital expenditures...................................................................       (21.5)          (19.7)
   Proceeds from sale of assets...........................................................        31.8             4.5
                                                                                            --------------- ---------------
              Net cash provided by (used in) investing activities.........................         4.2           (23.9)
                                                                                            --------------- ---------------

FINANCING ACTIVITIES
   Principal repayments of long-term debt.................................................      (125.0)          (54.5)
   Net repayments under revolving line of credit agreements...............................        (6.6)          (43.5)
     Stock  options exercised.............................................................         8.3           ---
     Payment of premium on early retirement of debt.......................................       ---              (2.2)
   Other..................................................................................       (15.5)          (26.0)
                                                                                            --------------- ---------------
         Net cash used in financing activities............................................      (138.8)         (126.2)
                                                                                            --------------- ---------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................        (0.2)           13.3
                                                                                            --------------- ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................       (74.3)           78.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................       467.5           352.2
                                                                                            --------------- ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $    393.2      $    430.9
                                                                                            =============== ===============


                                     Table I
                                     -------
                       TEREX CORPORATION AND SUBSIDIARIES
                                  (in millions)
                                   (unaudited)

                                                                   For the Three Months Ended September 30,
                                          -----------------------------------------------------------------------------------------
                                                             2004                                           2003
                                          ---------------------------------------------   -----------------------------------------

                                                              Special        Excluding                     Special       Excluding
                                                   GAAP         Items    Special Items            GAAP       Items   Special Items
                                          ---------------------------------------------   -----------------------------------------
Sales
   Construction (1)..................... $        418.5 $         --- $          418.5   $     307.2 $       --- $         307.2
   Cranes (2)...........................          269.3           ---            269.3         234.1         ---           234.1
   Aerial Work Platforms ...............          235.8           ---            235.8         150.7         ---           150.7
   Materials Processing & Mining .......          160.4           ---            160.4          93.8         ---            93.8
   Roadbuilding, Utility Products &
     Other .............................          190.4           ---            190.4         120.5         ---           120.5
   Corp / Eliminations .................          (22.6)          ---            (22.6)          ---         ---             ---
                                          -------------- ------------- ----------------   ----------- ----------- -----------------
      Total............................. $      1,251.8 $         --- $        1,251.8   $     906.3 $       --- $         906.3
                                          ============== ============= ================   =========== =========== =================

Gross Profit
   Construction (1)..................... $         55.4 $         1.1 $           56.5   $      39.7 $       --- $          39.7
   Cranes (2)...........................           29.2          (0.2)            29.0          25.5         1.3            26.8
   Aerial Work Platforms ...............           41.7           ---             41.7          33.8         ---            33.8
   Materials Processing & Mining .......           23.1           ---             23.1          17.6         ---            17.6
   Roadbuilding, Utility Products &
     Other .............................           23.6           ---             23.6          16.9         ---            16.9
   Corp / Eliminations .................           (0.1)          ---             (0.1)          ---         ---             ---
                                          -------------- ------------- ----------------   ----------- ----------- -----------------
      Total............................. $        172.9 $         0.9 $          173.8   $     133.5 $       1.3 $         134.8
                                          ============== ============= ================   =========== =========== =================

SG&A
   Construction (1)..................... $         35.8 $         --- $           35.8   $      25.1 $      (0.5) $         24.6
   Cranes (2)...........................           24.7           ---             24.7          20.1        (0.2)           19.9
   Aerial Work Platforms ...............           16.4           ---             16.4          16.2         ---            16.2
   Materials Processing & Mining .......           14.1           ---             14.1          13.2         ---            13.2
   Roadbuilding, Utility Products &
     Other .............................           20.6           ---             20.6          13.7         ---            13.7
   Corp / Eliminations .................            2.0           ---              2.0           0.8         0.7             1.5
                                          -------------- ------------- ----------------   ----------- ----------- -----------------
      Total............................. $        113.6 $         --- $          113.6   $      89.1 $       --- $          89.1
                                          ============== ============= ================   =========== =========== =================

Income (Loss) from Operations
   Construction (1)..................... $         19.6 $         1.1 $           20.7   $      14.6 $       0.5 $          15.1
   Cranes (2)...........................            4.5          (0.2)             4.3           5.4         1.5             6.9
   Aerial Work Platforms ...............           25.3           ---             25.3          17.6         ---            17.6
   Materials Processing & Mining .......            9.0           ---              9.0           4.4         ---             4.4
   Roadbuilding, Utility Products &
     Other .............................            3.0           ---              3.0           3.2         ---             3.2
   Corp / Eliminations .................           (2.1)          ---             (2.1)         (0.8)       (0.7)           (1.5)
                                          -------------- ------------- ----------------   ----------- ----------- -----------------
      Total............................. $         59.3 $         0.9 $           60.2   $      44.4 $       1.3 $          45.7
                                          ============== ============= ================   =========== =========== =================

(1) Special items relate primarily to period costs associated with the restructuring of previously announced restructuring programs and the write-down of certain assets in conjunction with a divestiture.
(2) Special items relate to the completion of the costs associated with the closure and sale of the RO boom truck facility


                               Table I (continued)
                               -------------------
                       TEREX CORPORATION AND SUBSIDIARIES
                                  (in millions)
                                   (unaudited)

                                                                   For the Nine Months Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                             2004                                           2003
                                          ---------------------------------------------   ------------------------------------------
                                                              Special        Excluding                       Special      Excluding
                                                   GAAP         Items    Special Items            GAAP         Items  Special Items
                                          ---------------------------------------------   ------------------------------------------
Sales
   Construction (1)..................... $      1,283.2 $         --- $        1,283.2   $     1,008.1 $         --- $      1,008.1
   Cranes (2)...........................          755.4           ---            755.4           745.0           ---          745.0
   Aerial Work Platforms ...............          677.9           ---            677.9           493.4           ---          493.4
   Materials Processing & Mining (3)....          389.7           ---            389.7           298.8           ---          298.8
   Roadbuilding, Utility Products &
     Other (4)..........................          579.5           ---            579.5           370.2           ---          370.2
   Corp / Eliminations .................          (53.7)           ---           (53.7)          (32.7)          ---          (32.7)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $      3,632.0 $         --- $        3,632.0   $     2,882.8 $         --- $      2,882.8
                                          ============== ============= ================   ============= ============= ==============

Gross Profit
   Construction (1)..................... $        170.3 $         9.6 $          179.9   $       134.7 $         2.1 $        136.8
   Cranes (2)...........................           92.5           0.5             93.0            74.5          10.6           85.1
   Aerial Work Platforms ...............          133.9           ---            133.9           104.3           0.8          105.1
   Materials Processing & Mining (3)....           61.4           0.4             61.8            49.8          14.2           64.0
   Roadbuilding, Utility Products &
     Other (4)..........................           70.3           0.3             70.6            16.8          17.3           34.1
   Corp / Eliminations .................           (0.2)          ---             (0.2)           (0.2)          ---           (0.2)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        528.2 $        10.8 $          539.0   $       379.9 $        45.0 $        424.9
                                          ============== ============= ================   ============= ============= ==============

SG&A
   Construction (1)..................... $        112.1 $        (0.6) $         111.5   $        86.9 $        (0.6) $        86.3
   Cranes (2)...........................           71.0          (1.0)            70.0            60.8          (0.7)          60.1
   Aerial Work Platforms ...............           52.5           ---             52.5            47.3           ---           47.3
   Materials Processing & Mining (3)....           40.3           ---             40.3            34.0          (1.7)          32.3
   Roadbuilding, Utility Products &
     Other (4)..........................           61.5           ---             61.5            43.2          (0.3)          42.9
   Corp / Eliminations .................            7.4           ---              7.4             7.0          (4.6)           2.4
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        344.8 $        (1.6) $         343.2   $       279.2 $        (7.9) $       271.3
                                          ============== ============= ================   ============= ============= ==============
Income (Loss) from Operations
   Construction (1)..................... $         58.2 $        10.2 $           68.4   $        47.8 $         2.7 $         50.5
   Cranes (2)...........................           21.5           1.5             23.0            13.7          11.3           25.0
   Aerial Work Platforms ...............           81.4           ---             81.4            57.0           0.8           57.8
   Materials Processing & Mining (3)....           21.1           0.4             21.5            15.8          15.9           31.7
   Roadbuilding, Utility Products &
     Other (4)..........................            8.8           0.3              9.1           (77.7)         68.9           (8.8)
   Corp / Eliminations .................           (7.6)          ---             (7.6)           (7.2)          4.6           (2.6)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        183.4 $        12.4 $          195.8   $        49.4 $       104.2 $        153.6
                                          ============== ============= ================   ============= ============= ==============

(1) Special items relate primarily to period costs associated with the restructuring of previously announced restructuring programs, write-down of certain assets in conjunction with a divestiture, as well as a liability associated with a pre-acquisition commitment at O&K
(2) Special items relate primarily to the costs associated with the sale of discontinued parts business activities, the gain associated with the closure and sale of the Aerials Ireland facility and costs associated with a previously announced Crane group restructuring program
(3) Special items relate primarily to the costs associated with the sale of discontinued parts business activities
(4) Special items relate primarily to the restructuring of a Terex Utilities distribution location